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                                                                     Exhibit 4.2



                          FIRST SUPPLEMENTAL INDENTURE

            FIRST SUPPLEMENTAL INDENTURE dated as of March 13, 1998, among DAY INTERNATIONAL GROUP, INC., a Delaware corporation (the "Company"), DAY INTERNATIONAL, INC., a Delaware corporation (the "Guarantor"), and FIRSTAR BANK OF MINNESOTA, N.A., a Delaware corporation (as successor in interest to American Bank National Association) as trustee (the "Trustee").

                               W I T N E S S E T H


            WHEREAS, the Company, the Guarantor and the Trustee have heretofore executed and delivered a certain indenture, dated as of June 6, 1995 (the "Indenture"), providing for the issuance of an aggregate principal amount of $100,000,000 of 11 1/8% Senior Subordinated Notes due 2005 of the Company (the "Notes");

            WHEREAS, pursuant to the Indenture, the Guarantor has guaranteed the obligations of the Company under the Notes and the Indenture;

            WHEREAS, Section 9.02 of the Indenture provides that with the consent of any holders of at least a majority in principal amount of the Notes outstanding, the Company and the Trustee may amend or supplement the Indenture;

            WHEREAS, the Company desires to amend or eliminate certain provisions of the Indenture as hereinafter set forth;

            WHEREAS, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture for the purpose of evidencing such amendments;

            WHEREAS, the execution and delivery of this First Supplemental Indenture has been authorized by resolutions of the Boards of Directors of the Company; and

            WHEREAS, all conditions precedent and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;
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            NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the Securities, as follows:

                                   ARTICLE ONE

                                   AMENDMENTS

            SECTION 1.1. Modifications of Definitions. The following additions, deletions and alterations are hereby made in Section 1.01 of the Indenture:

            (a) The following definitions in Section 1.01 of the Indenture are hereby amended to read in their entirety as follows:

            "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause
      (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and, except in the case of the Guarantor, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

            "Consolidated Net Income" means, with respect to any Person for any period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly


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      Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any
      Subsidiary (other than the Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, and (vi) all other extraordinary gains and extraordinary losses shall be excluded.

            "Credit Agreement" means (i) prior to the Closing Date, that certain Credit Agreement, dated as of the date of this Indenture, by and among the Company and NationsBank of Texas, N.A., as agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time and (ii) on and after the Closing Date, that certain Senior Secured Credit Agreement, dated as of January 15, 1998, among the Company, the several lenders from time to time thereto, Societe Generale Securities Corporation, as Arranger and Societe Generale as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

            "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Closing Date (including, without limitation, Indebtedness under the Cash Retention Notes) until such amounts are repaid.

            "Senior Indebtedness" means (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (w) any liability for federal, state, local or other taxes owed or owing by the Company,


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      (x) any Indebtedness of the Company to any of its Subsidiaries, (y) any
      trade payables or (z) any Indebtedness that is incurred in violation of this Indenture.

            (b) The following definitions are hereby added to Section 1.01 of the Indenture:

            "Acquisition" means GSD Acquisition Corp.'s acquisition of approximately 93.9% of the common stock of the Company pursuant to the terms of the Stock Purchase Agreement, dated as of December 18, 1997, among Greenwich IV LLC, GSD Acquisition Corp. and the stockholders of the Company, as amended.

            "Closing Date" means January 16, 1998.

            "GSD Senior Credit Agreement" means the Holdings Senior Credit Agreement, dated as of January 15, 1998, among GSD Acquisition Corp., GSD Acquisition II Corp., Societe Generale as Administrative Agent and Societe Generale Securities Corporation as Arranger, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

            "Investors" means, collectively, Greenwich Street Capital Partners, Inc. and SG Capital Partners, LLC (and their respective successors and assigns).

            "Management Agreements" means, collectively, the Consulting Agreement, the Fee Agreement and the Indemnification Agreement, each between the Company and Greenwich Street Capital Partners, L.P. (and its successors and assigns thereunder), as each may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

            "Preferred Stock" means the Preferred Stock of the Company described in the Company's Consent Solicitation Statement, dated as of February 20, 1998, as the same may be amended from time to time.

            "Senior Secured Credit Agreement" means the Senior Secured Credit Agreement, dated as of January 15, 1998, among the Company, the several lenders from time to time thereto, Societe Generale Securities Corporation, as Arranger and Societe Generale as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith,


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      and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

            "Senior Subordinated Notes" means the Senior Subordinated Notes of the Company described in the Company's Consent Solicitation Statement, dated as of February 20, 1998, as the same may be amended from time to time.

            "Take-Out Securities" means, collectively, the Senior Subordinated Notes and the Preferred Stock.

            "Tax Sharing Agreement" means the Tax Sharing Agreement between the Company and Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

            SECTION 1.2. Modifications of Covenants. The following Sections of the Indenture are hereby amended to read in their entirety as follows:

SECTION 4.09 RESTRICTED PAYMENTS

            The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate or Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity, other than through the purchase or acquisition by the Company of Indebtedness through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter


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period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.10 hereof; and (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) and (iv) of the next succeeding paragraph), is less than the sum of (i) $5,000,000, plus (ii) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of this Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iv) 100% of any dividends received by the Company or a Wholly Owned Subsidiary that is a Guarantor after the date of this Indenture from an Unrestricted Subsidiary of the Company, plus
(v) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such person) following the date of this Indenture, plus (vi) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investment.

            The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such Restricted Investment, and any Net Income resulting therefrom, shall be excluded from clauses (c)(ii) and (c)(iii) of the preceding paragraph; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase,


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retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c)(ii) and (c)(iii) of the preceding paragraph; (iv) the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(ii) and (c)(iii) of the preceding paragraph; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any fiscal year or $5,000,000 in the aggregate (net of the cash proceeds received by the Company from subsequent reissuances of such Equity Interests to new members of management), and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) payments of principal and interest with respect to the Cash Retention Notes; (vii) prepayments and payments of all obligations with respect to the GSD Senior Credit Agreement from the proceeds of any Take-Out Securities; (viii) loans, advances, dividends or distributions by the Company to GSD or Greenwich IV not to exceed the aggregate amount necessary to permit GSD or Greenwich IV to (A) make payments in respect of its indemnification obligations owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, to the extent such payments relate to the Company and its Subsidiaries, (B) pay all reasonable fees and expenses payable by it in connection with the Acquisition,
(C) pay its other operational expenses incurred in the ordinary course of business and not exceeding $500,000 in any fiscal year or (D) indemnify or reimburse, or pay on behalf of, such Persons any taxes, charges or assessments arising by reason of the liquidation of GSD Acquisition Corp., provided that the aggregate amount of such payments under this clause (D) shall not exceed $1,000,000; provided, however, that such loans, advances, dividends or distributions will be excluded in subsequent calculations of the amount of Restricted Payments; (ix) so long as no Default or Event of Default shall have occurred and be continuing, payments by the Company or any Restricted Subsidiary of up to $950,000 per year to the Investors plus reasonable out-of-pocket expenses to satisfy the Company's obligations under the Management Agreements, provided that notwithstanding the occurrence of a Default of Event of Default or any other provision of this Indenture, all amounts under the Management Agreements may be paid by the issuance of common stock of the Company or a Restricted Subsidiary to the Investors; (x) payments by the Company or a Restricted Subsidiary to satisfy its obligations under the Tax Sharing Agreement; and (xi) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity


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Interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction.

            The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of
(x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and
(z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

            The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.09 were computed, which calculations may be based upon the Company's latest available financial statements.

SECTION 4.10 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

            The Company shall not, and shall not permit any of its Subsidiaries and Unrestricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries and Unrestricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Company's Subsidiaries that are Guarantors may incur Indebtedness and issue preferred stock if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional


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Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, that no Guarantee may be incurred pursuant to this paragraph, unless the guaranteed Indebtedness is incurred by the Company or a Subsidiary pursuant to this paragraph.

            The foregoing provisions will not apply to: (i) the incurrence by the Company of Senior Term Debt and Senior Revolving Debt and letters of credit (and Guarantees thereof by Subsidiaries that are Guarantors) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to $60,000,000, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or the commitments with respect to such Indebtedness pursuant to Section 4.08 hereof; (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness; (iii) the incurrence by the Company of Indebtedness represented by the Notes and by the Subsidiaries of Indebtedness represented by the Subsidiary Guarantees; (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Indenture to be incurred; (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (vii) the incurrence by the Company or any of its Subsidiaries that are Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by this Indenture to be incurred; (viii) the incurrence by the Company or any of its Subsidiaries that are Guarantors of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph)


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in an aggregate principal amount at any time outstanding not to exceed the sum of $10,000,000; (ix) the incurrence by Subsidiaries that are not Guarantors of
(i) Indebtedness in an aggregate amount not to exceed $20,000,000 (in addition to Indebtedness permitted by any other clause of this paragraph); provided, that
(A) after giving pro forma effect to the incurrence thereof, the Company could incur $1.00 of Indebtedness under the first paragraph of this Section 4.10, and
(B) such Indebtedness is not subordinated in right of payment to any other Indebtedness and that such Indebtedness is secured by a Lien on property of the Subsidiary that incurs such Indebtedness; and (ii) other Indebtedness in an aggregate amount not to exceed $12,500,000; (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Subsidiary of the Company; (xi) Indebtedness incurred by the Company or any of its Subsidiaries that is a Guarantor arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries incurred by any person acquiring all or a portion of such business, assets of a Subsidiary of the Company for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition; (xii) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person; (xiii) the assumption by the Company and the incurrence of all of GSD's obligations under the GSD Senior Credit Agreement; and (xiv) the incurrence of Indebtedness and other obligations with respect to the Take-Out Securities (and Guarantees thereof by Subsidiaries that are Guarantors).

            Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of this Indenture at the time such indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

SECTION 4.12 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

            The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or


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(2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) the Credit Agreement as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Closing Date, (c) this Indenture and the Notes,
(d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of this Indenture, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of this Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (xi) of the definition of "Permitted Lien," (i) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (j) any restriction or encumbrance contained in contracts for sale of assets permitted by this Indenture in respect of the assets being sold pursuant to such contract, (k) Senior Indebtedness permitted to be incurred under this Indenture and incurred after the date of this Indenture, provided, that such encumbrances or restrictions in such Indebtedness are no more onerous than the restrictions contained in the Credit Agreement on the Closing Date, (l) Indebtedness of Subsidiaries that are not Guarantors incurred under clause (x) of Section 4.10 hereof or (m) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.


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SECTION 4.14 TRANSACTIONS WITH AFFILIATES

            The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of this Indenture involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions: (i) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business consistent with past practice, (ii) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (iii) transactions between or among the Company and/or its Wholly Owned Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment, (iv) transactions permitted by Section
4.09 hereof, (v) payments made by the Company to, and agreements entered into by the Company, with Affiliates in connection with the Acquisition, in each case to the extent (and only to the extent) the same are described under the Section entitled "The Acquisition and Related Transactions" set forth in the Company's Consent Solicitation Statement, dated February 20, 1998, as the same may be amended or supplemented from time to time, (vi) payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business, (vii) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and the insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, (viii) loans or advances made to directors, officers or employees of the Company or any Subsidiary, or guarantees in respect thereof or otherwise made on their behalf (including any payments under such guarantees), (A) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, or (B) in the ordinary course of business not exceeding $500,000 in the aggregate outstanding at any time, (ix) any other transaction arising out of agreements in existence on the Closing Date, (x) execution, delivery and performance of the Tax Sharing Agreement and the Management Agreements, including the ongoing payment of fees to the Investors of up to $950,000 million per year plus reasonable out-of-pocket expenses, and (xi) consummation of any merger of GSD Acquisition II Corp., a Delaware corporation, with and into the Company, with the Company continuing as the surviving corporation of such merger. The provisions of clause
(v) of the proviso in the immediately preceding sentence shall be deemed to become effective for all purposes of the Indenture as of immediately prior to the consummation of the Acquisition.

SECTION 5.01 MERGER, CONSOLIDATION, OR SALE OF ASSETS

            Neither the Company nor the Guarantor shall in a single transaction or series of related transactions consolidate or merge with or into (whether or not the Company or the Guarantor is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity (other than a merger of the Company with and into the Guarantor) unless (i) the Company or the Guarantor is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or the Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or the Guarantor, as the case may be, pursuant to a supplemental indenture under the Notes, the Subsidiary Guarantee and this Indenture in a form reasonably satisfactory to the Trustee,
(iii) immediately after such transaction, no Default or Event of Default exists and (iv) except with respect to any merger of GSD Acquisition II Corp., a Delaware corporation, with and into the Company, with the Company continuing as the surviving corporation of such merger, the Company, the Guarantor or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or the Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately preceding the transaction and (B) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph in Section
4.10 hereof.

SECTION 9.04 REVOCATION AND EFFECTS OF CONSENTS

            Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, except with respect to the Proposed Amendments reflected in the First Supplemental Indenture, as described in the Consent Solicitation Statement, dated February 20, 1998, as the same is amended or supplemented from time to time, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 10.01  [Intentionally deleted.]

SECTION 10.02  [Intentionally deleted.]

SECTION 10.03  [Intentionally deleted.]

SECTION 10.04  [Intentionally deleted.]

SECTION 10.05  [Intentionally deleted.]

SECTION 10.06  [Intentionally deleted.]

SECTION 10.07  [Intentionally deleted.]

SECTION 10.08  [Intentionally deleted.]

SECTION 10.09  [Intentionally deleted.]

SECTION 10.10  [Intentionally deleted.]

SECTION 10.11  [Intentionally deleted.]

SECTION 10.12  [Intentionally deleted.]

SECTION 10.13  [Intentionally deleted.]

                                   ARTICLE TWO

                              SUBSIDIARY GUARANTEE

            SECTION 2.1. Subsidiary Guarantee. The Guarantor hereby ratifies its obligations under Article 11 of the Indenture.

                                  ARTICLE THREE

                                  MISCELLANEOUS

            SECTION 3.1. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or the Guarantor.

            SECTION 3.2. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision included in this First Supplemental Indenture, or in the Indenture, which is required to be included in this First Supplemental Indenture or the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

            SECTION 3.3. Except as expressly amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed by the parties hereto and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. All covenants and agreements in the First Supplemental Indenture shall be binding on successors and assigns of the parties hereto.

            SECTION 3.4. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

            SECTION 3.5. The internal law of the State of New York shall govern and be used to construe this First Supplemental Indenture.

            SECTION 3.6. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

            SECTION 3.7. This First Supplemental Indenture shall become effective as of the date specified above.

            IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                    DAY INTERNATIONAL GROUP, INC.

                                    By_______________________________
                                      Name:
                                      Title:


Attest:

_______________________________     (SEAL)
Name:
Title:


                                    DAY INTERNATIONAL, INC.


                                    By_______________________________
                                      Name:
                                      Title:


Attest:

_______________________________     (SEAL)
Name:
Title:

                                    FIRSTAR BANK OF MINNESOTA,
                                    (AS SUCCESSOR IN INTEREST TO
                                    AMERICAN BANK NATIONAL
                                    ASSOCIATION)

                                    By_______________________________
                                      Name:
                                      Title:


Attest:

_______________________________     (SEAL)
Name:
Title: